SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 12, 2011

BEAZER HOMES USA, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-12822	54-2086934
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1000 Abernathy Road, Suite 1200

Atlanta Georgia 30328

(Address of Principal

Executive Offices)

(770) 829-3700

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 13, 2011, Beazer Homes USA, Inc. (the “Company”) announced that Allan P. Merrill had been appointed President and Chief Executive Officer of the Company and Robert L. Salomon had been appointed Executive Vice President and Chief Financial Officer of the Company. Mr. Merrill also has been elected to serve as a director effective June 12, 2011. Mr. Salomon will continue to serve as the Company’s Chief Accounting Officer. Mr. Merrill succeeds Ian J. McCarthy who is leaving the Company and has resigned from the Company’s board of directors.

Prior to his appointment as President and Chief Executive Officer, Mr. Merrill, age 44, served as the Company’s Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Merrill held both strategic and operational leadership roles with Move, Inc. Before that, Mr. Merrill worked for approximately 13 years for Dillon Read & Co. Inc., and its successors, including UBS, where he managed the firm’s Housing, Construction and Building Materials group. In that capacity, Mr. Merrill served as lead adviser to the Company on its initial public offering in 1994 and on several major acquisitions.

Prior to his appointment as Executive Vice President and Chief Financial Officer, Mr. Salomon, age 50, served as the Company’s Senior Vice President and Chief Accounting Officer and Controller. Prior to joining the Company in 2008, Mr. Salomon served as Chief Financial Officer and Treasurer of Ashton Woods Homes for almost ten years and served with MDC Holdings, Inc, also a residential homebuilder, in various accounting and finance roles over a six year period.

Contractual arrangements for Mr. Merrill and Mr. Salomon will be disclosed within four business days of their respective determinations.

In connection with Mr. McCarthy’s departure as the Company’s President and Chief Executive Officer, the Company entered into a Separation Agreement with Mr. McCarthy on June 12, 2011 (the “Separation Agreement”), which confirms the severance benefits to which he is entitled under his Amended and Restated Employment Agreement, dated September 1, 2004, as amended (the “Employment Agreement”).

Mr. McCarthy’s Employment Agreement provides that upon termination from the Company other than for cause, he is to receive for each of the next three years, payable on a semi-monthly basis in accordance with his prior pay schedule, his current base salary ($1.2 million) plus his average annual bonus for fiscal years 2008 through 2010 ($549,368, hereinafter referred to as the “Average Annual Bonus”), provided that Mr. McCarthy is and remains in compliance with various employment covenants set forth in the Employment Agreement. In addition, within 30 days of his termination, Mr. McCarthy is to receive a lump sum payment of certain accrued obligations payable to him at the time of his termination, which include among other things, any compensation previously deferred and unpaid to him, any unpaid accrued vacation as well as a pro-rated amount of the Average Annual Bonus through the date of his termination. Mr. McCarthy also will continue to receive medical and welfare benefits at levels equal to those he currently receives for the shorter of either three years or until Mr. McCarthy becomes reemployed and receives medical and welfare benefits under another employer-provided plan. Any awards of stock options or restricted stock previously made to Mr. McCarthy will vest pursuant to the terms of the plans and award agreements applicable to such awards. The Company has agreed to pay up to $10,000 in legal fees incurred by Mr. McCarthy in connection with his termination.

The Separation Agreement also contains a mutual non-disparagement provision between the Company and Mr. McCarthy and confirms that Mr. McCarthy will comply with and be bound by the non-competition, non-solicitation and confidentiality covenants contained in the Employment Agreement.

In connection with the Separation Agreement, Mr. McCarthy also delivered a Release Agreement to the Company, which provides for the general release of any claims he may have against the Company (the “Release”).

The above descriptions of the Separation Agreement and the Release are qualified in their entirety by reference to the copies of such agreements attached hereto as Exhibits 10.1 and 10.2, respectively.

In connection with the foregoing, the Company issued a press release on June 13, 2011, which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Separation Agreement by and between Ian J. McCarthy and the Company, dated June 12, 2011.

10.2	Release by Ian J. McCarthy to and in favor of the Company, made June 12, 2011.

99.1	Press Release of Beazer Homes USA, Inc., dated June 13, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAZER HOMES USA, INC.

Date: June 14, 2011	By:	/s/ Kenneth F. Khoury
Kenneth F. Khoury
Executive Vice President and General Counsel